UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 11, 2007
(Date of earliest event reported)

POWER TECHNOLOGY, INC.
(Exact name of small Business Issuer as specified in its charter)

NEVADA	88-0395816
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)
541710
(Primary Standard Industrial Classification Code)
7101 Highway 71 West -Suite 200
Austin, Texas	78735
(Address of principle executive offices)	(Zip Code)

(512) 288-8528
Issuer’s telephone number, including area code

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS

On April 11, 2006, our wholly owned subsidiary, Sentry Power Technology, Inc. (“SPT”) and we entered into an Asset Purchase Agreement (the “Agreement”) with Sentry Power, LLC (“Sentry LLC”). Pursuant to the terms of the Agreement, SPT acquired the assets of Sentry LLC for a total purchase price of $1,195,000 which was paid at closing by issuing $960,000 worth of our restricted common stock (the “Power Shares”). Additionally, SPT assumed $235,000 in debt then owed by Sentry LLC on a Secured Promissory Note dated April 7, 2006 payable to CSI Business Finance, Inc. (“CSI”) (the “CSI Note”). Pursuant to a Guaranty Agreement with CSI, dated May 16, 2006, the Company guaranteed payment of the CSI Note. The CSI Note bears interest at the rate of 18% per annum and was due and payable on May 15, 2007. On May 15, 2007 CSI agreed to modify and extend the due date on the CSI Note from May 15, 2007, so that all principal and accrued and unpaid interest on the CSI Note was due and payable in full on June 30, 2007. On July 11, CSI agreed to modify and extend the due date on the CSI Note from June 30, 2007, so that all principal and accrued and unpaid interest on the CSI Note shall be due and payable in full on August 31, 2007.

ITEM 2.03	CREATION OF A DIRECT FINANICAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On January 31, 2007, we executed a Secured Promissory Note with CSI Business Finance, Inc. (“CSI”) in the amount of $165,000 (the “Note”). The Note bears interest at 18% per annum from the date of funding until paid in full. Accrued interest was due and payable on the first day of March 2007, and on the 1 st day of each subsequent month during the term of the Note. The Note matured on June 30, 2007. The Note was secured by a Stock Pledge Agreement between CSI and our Chief Executive Officer, Bernard Walter, covering 9,971,604 shares of our common stock held by Mr. Walter. On July 11, 2007 we borrowed an additional $25,550.00 from CSI. The company and CSI agreed to modify the Note so that as of July 11, 2007, the principal sum which the company promised to pay under the Note is One Hundred Ninety Thousand Five Hundred Fifty and 25/100 Dollars ($190,550.25) and we agreed that all principal and accrued and unpaid interest on the Note shall be due and payable in full on August 31, 2007. All other terms of the Note remain in full force and effect.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits:

Exhibit 10.1	CSI Business Finance, Inc. $235,000 Promissory Note extension agreement dated July, 11 2007.

Exhibit 10.2	CSI Business Finance, Inc. $165,000 Promissory Note modification agreement dated July, 11 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER TECHNOLOGY, INC.

Date: July 16, 2007	By:	/s/ Bernard J. Walter
Bernard J. Walter
Chief Executive Officer and President